As filed with the Securities and Exchange Commission on November 23, 2010

Registration No. 333-75372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMMUNOGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State of Incorporation)	04-2726691 (I.R.S. Employer Identification Number)

830 Winter Street

Waltham, Massachusetts 02451

(781) 895-0600

(Address of Principal Executive Offices)

RESTATED STOCK OPTION PLAN

(Full Title of the Plan)

Daniel M. Junius
President and Chief Executive Officer
ImmunoGen, Inc.
830 Winter Street
Waltham, Massachusetts 02451
(781) 895-0600

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

EXPLANATORY NOTE

ImmunoGen, Inc. (the “Company”) is filing this post-effective amendment to deregister certain of the securities originally registered pursuant to the Registration Statement on Form S-8 (File No. 333-75372), filed with the Securities and Exchange Commission on December 18, 2001 by the Company (the “Registration Statement”) with respect to shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), thereby registered for issuance under the Company’s Restated Stock Option Plan, as amended (the “Restated Stock Option Plan”).  An aggregate of 2,500,000 shares of Common Stock were registered for issuance under the Restated Stock Option Plan pursuant to the Registration Statement.

On November 14, 2006, the Company’s shareholders approved the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan (the “2006 Plan”), which replaced the Restated Stock Option Plan as of the date of approval.  Following the approval of the 2006 Plan, no future awards may be made under the Restated Stock Option Plan.  The maximum number of shares of Common Stock reserved and available for issuance under the 2006 Plan includes 500,000 shares available for grant under the Restated Stock Option Plan as of the effective date of the 2006 Plan (the “Original Carried Forward Shares), plus the number of shares underlying any grants previously made under the Restated Stock Option Plan that are forfeited, canceled or terminated (other than by exercise) from and after November 11, 2006.  The Original Carried Forward Shares included 111,245 shares registered under the Registration Statement, which were deregistered pursuant to Post-Effective Amendment No. 1 to the Registration Statement filed on November 30, 2007.  An additional 185,444 shares (the “First Additional Carried Forward Shares”) registered under the Registration Statement have been included in the shares reserved for issuance under the 2006 Plan as a result of forfeiture, cancellation or termination (other than by exercise) of previously-made grants under the Restated Stock Option Plan during the period between November 1, 2007 and October 31, 2008, which shares were deregistered pursuant to Post-Effective Amendment No. 2 to the Registration Statement filed on November 21, 2008.  An additional 356,408 shares (the “Second Additional Carried Forward Shares”) have been included in the shares reserved for issuance under the 2006 Plan as a result of forfeiture, cancellation or termination (other than by exercise) of previously-made grants under the Restricted Stock Option Plan during the period between November 1, 2008 and October 31, 2010.  The Second Additional Carried Forward Shares were registered under the Registration Statement, and are hereby deregistered.  Additional shares reserved for issuance under the Restated Stock Option Plan may become available in the future as a result of the forfeiture, cancellation or termination of awards (other than by exercise) under the Restated Stock Option Plan, and these additional shares will be included in the shares reserved for issuance under the 2006 Plan.

Contemporaneously with the filing of this Post-Effective Amendment No. 3 to the Registration Statement, the Company is filing a Registration Statement on Form S-8 to register the Second Additional Carried Forward Shares for issuance pursuant to the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Waltham, the Commonwealth of Massachusetts on this 23rd day of November, 2010.

IMMUNOGEN, INC.

By:	/s/ Daniel M. Junius
Daniel M. Junius
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Junius	President, Chief Executive Officer and Director	November 23, 2010
Daniel M. Junius	(Principal Executive Officer)

/s/ Gregory D. Perry	Senior Vice President, Chief Financial Officer,	November 23, 2010
Gregory D. Perry	and Treasurer
(Principal Financial and Accounting Officer)

/s/ David W. Carter	Director	November 23, 2010
David W. Carter

/s/ Stephen C. McCluski	Chairman of the Board of Directors	November 23, 2010
Stephen C. McCluski

/s/ Nicole Onetto	Director	November 23, 2010
Nicole Onetto

/s/ Howard H. Pien	Director	November 23, 2010
Howard H. Pien

/s/ Mitchel Sayare	Director	November 23, 2010
Mitchel Sayare

/s/ Mark Skaletsky	Director	November 23, 2010
Mark Skaletsky

/s/ Joseph J. Villafranca	Director	November 23, 2010
Joseph J. Villafranca

/s/ Richard J. Wallace	Director	November 23, 2010
Richard J. Wallace

EXHIBIT INDEX

Exhibit No.	Description

23.1*	Consent of Ernst & Young LLP

* Filed herewith